EXHIBIT 5.1
October 15, 2007
TopSpin Medical, Inc.
Global Park
2 Yodfat Street, Third Floor
North Industrial Area
Lod 71291
Israel
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of TopSpin Medical, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).
     The Registration Statement covers (i) up to 300,000 shares (the “2001 Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for issuance pursuant to the Company’s 2001 Israeli Stock Option Plan (the “2001 Plan”) and (ii) up to 37,000,000 shares (the “2003 Plan Shares”) of the Company’s Common Stock for issuance pursuant to the Company’s 2003 Israeli Stock Option Plan (the “2003 Plan” and together with the 2001 Plan, the “Plans”).
     We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company as amended to date, the Plans and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.
     Based on the foregoing, we are of the opinion that (i) the 2001 Plan Shares, when issued and paid for in accordance with the 2001 Plan and any underlying award agreement or letters, and that (ii) the 2003 Plan Shares, when issued and paid for in accordance with the 2003 Plan and any underlying award agreement or letters, will be legally issued, fully paid and non-assessable.
     We express no opinion herein as to the law of any state or jurisdiction other than the State of Delaware and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
     As counsel to the Company, we have furnished this opinion letter in connection with the filing of the Registration Statement.

Sincerely,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP